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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ADVO, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             [LOGO OF ADVO, INC.]

December 16, 1999

Dear Stockholder:

  You are cordially invited to the Annual Meeting of Stockholders of ADVO, Inc., to be held on Thursday, January 20, 2000, at the Sheraton Hotel at Bradley International Airport, Windsor Locks, Connecticut, commencing at 10:30 A.M. (EST). Your Board of Directors and management look forward to greeting personally those of you who are able to attend.

  At the Meeting, you will be asked to elect the members of the Board of Directors; to ratify the appointment of independent auditors for the fiscal year ending September 30, 2000; and to transact such other business as may properly be brought before the Meeting.

  In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest. Important information is contained in the accompanying proxy statement, which you are urged to read carefully.

  It is important that your shares are represented and voted at the Meeting, regardless of the number you own and whether or not you plan to attend. Accordingly, you are requested to mark, sign, date and return the enclosed proxy in the envelope provided at your earliest convenience.

  Your interest and participation in the affairs of the Company are greatly appreciated.

                                          Sincerely,

                                          /s/ Gary M. Mulloy
                                          Gary M. Mulloy
                                          Chairman and Chief
                                          Executive Officer

                             [LOGO OF ADVO, INC.]

                                  ADVO, INC.

                   Notice of Annual Meeting of Stockholders

  The Annual Meeting of Stockholders of ADVO, Inc. (the "Company") will be held at the Sheraton Hotel at Bradley International Airport, Windsor Locks, Connecticut, on Thursday, January 20, 2000, at 10:30 A.M. (EST), to consider and take action on the following items:

    1. The election of six Directors, as described in the attached proxy statement, to serve until the Annual Meeting of Stockholders in 2001;

    2. The ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 2000; and

    3. The transaction of such other business as may properly come before said meeting or any adjournment thereof.

  Only holders of Common Stock of record at the close of business on November 26, 1999 are entitled to vote at the Meeting or any adjournment thereof. A list of the stockholders entitled to vote at the Meeting will be available for examination by any stockholder for any purpose germane to the Meeting during ordinary business hours for ten days prior to the Meeting at the Sheraton Hotel at Bradley International Airport, Windsor Locks, Connecticut.

                                          By Order of the Board of Directors
                                          /s/ David M. Stigler
                                          David M. Stigler, Secretary

Windsor, Connecticut
December 16, 1999

  YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                                  ADVO, INC.
                                One Univac Lane
                                 P.O. Box 755
                        Windsor, Connecticut 06095-0755

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of ADVO, Inc. (the "Company" or "ADVO"), a Delaware corporation, to be held at the Sheraton Hotel at Bradley International Airport, Windsor Locks, Connecticut, on Thursday, January 20, 2000 at 10:30 A.M. (EST).

  The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company.

  The cost of soliciting proxies on the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees, and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company will reimburse such banks, brokers, custodians, nominees and fiduciaries for their expenses in so doing. Directors, officers, and regular employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies personally, by telephone and by telegram from stockholders. The Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies at an estimated cost of $10,000 including expenses, which will be paid by the Company. These proxy materials are first being mailed to stockholders on or about December 16, 1999. The Company's Annual Report to stockholders for the fiscal year ended September 25, 1999 is being furnished concurrently herewith to stockholders of record. Additional copies of the Annual Report may be obtained upon written request to the Corporate Secretary, ADVO, Inc., One Univac Lane, Windsor, CT 06095 or by telephone at 860-285-6100.

  A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted, by notifying the Secretary of the Company in writing of such revocation, by filing a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the attorneys named in the enclosed form of proxy to vote FOR the election of the nominees named herein as Directors and FOR Proposal 2.

                         OUTSTANDING VOTING SECURITIES

  Only holders of ADVO Common Stock, par value $.01 per share ("Common Stock"), of record at the close of business on November 26, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were 20,631,648 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of the Record Date, those persons known to the Company who beneficially owned 5% or more of the outstanding Common Stock were as follows:

   Name and Address                                    Number of Shares
   of Beneficial Owner                                Beneficially Owned Percent
   -------------------                                ------------------ -------
T. Rowe Price Associates, Inc.(1)(2).................     2,704,100       13.1%
 100 East Pratt Street
 Baltimore, Maryland 21202

Robert Kamerschen(3).................................     1,322,694        6.3%
 One Univac Lane
 Windsor, Connecticut 06095

--------
(1) The information relating to the ownership of the Common Stock by this entity or individual is based on a statement filed by such entity or individual with the Securities and Exchange Commission (the "SEC").
(2) The amount of shares beneficially owned includes 228,600 shares as to which T. Rowe Price Associates, Inc. ("Associates") has sole voting power and 2,704,100 shares as to which Associates has sole dispositive power. The amount also includes 1,155,000 shares which are beneficially owned by
    T. Rowe Price New Horizons Fund, Inc. ("New Horizons") as to which New Horizons has sole voting power.
(3) Includes 235,339 shares Mr. Kamerschen has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.

                           GOVERNANCE OF THE COMPANY

  In accordance with the Company's Bylaws, as amended, and the applicable laws of Delaware, responsibility for the management of the Company is vested in the Board of Directors. During the fiscal year ended September 25, 1999, the Board of Directors met nine times. Each Director attended 100% of the aggregate number of meetings of the Board of Directors and the total number of the committees on which he served, except Bruce Crawford and Howard Newman who attended 93% of the meetings, John Rockwell and David Dyer who attended 91% of the meetings, and John Vogelstein who attended 60% of the meetings. Robert Kamerschen retired from the Board of Directors on June 25, 1999. Jack Fritz will retire from the Board of Directors as of January 20, 2000.

  The Board has delegated responsibilities with respect to certain audit matters to the Audit Committee. The members of the Audit Committee for the fiscal year ended September 25, 1999 were Messrs. Fritz (Chairman), Newman, and Crawford. The Audit Committee is responsible for reviewing the adequacy of financial controls and the adequacy and accuracy of financial reporting. The Audit Committee met four times during the fiscal year ended September 25, 1999, and no member of the Audit Committee missed a meeting.

  The Board has delegated responsibilities with respect to certain compensation matters to the Compensation Committee. The members of the Compensation Committee were Messrs. Newman (Chairman), Fritz, Dyer, and Rockwell. The Compensation Committee has the responsibility to help formulate short and long-term compensation plans and help develop the Company's compensation philosophy. The committee also reviews specific proposals regarding executive compensation and other aspects of the terms of employment of the Company's senior management. The Compensation Committee met twice during the fiscal year ended September 25, 1999, and no member of the Compensation Committee missed a meeting.

  The Board has delegated responsibilities with respect to the selection of directors and other governance issues to the Nominating Committee. The members of the Nominating Committee were Messrs. Vogelstein (Chairman), Crawford and Kamerschen (through June 25, 1999). The Nominating Committee held one meeting during the fiscal year ended September 25, 1999, and no member of the Nominating Committee missed a meeting. The Nominating Committee does not currently have procedures in place to consider nominees recommended by shareholders.

  The Company has no executive committee or other committees, except for the above. Total attendance was 91% for all board and committee meetings.

  Directors, other than those who are full-time employees of the Company or a subsidiary, are each currently eligible to receive an annual fee of $20,000, a fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended. Directors serving as chairmen of any committees of the Board of Directors receive an additional $2,000 per year for each chairmanship held. Directors who are full-time employees of the Company receive no remuneration for serving on the Board of Directors or its committees. All Directors' expenses for attending Board of Directors' meetings are reimbursed by the Company.

  On December 2, 1999, the Board of Directors approved changes to the structure of the Director's compensation effective in fiscal year 2000. The annual fee was increased to $30,000 and meetings attended via phone will be compensated at half of the regular meeting rate. All other fees detailed above remain unchanged.

  Under the 1990 Non-Employee Directors' Restricted Stock Plan (the "Non-Employee Directors' Plan") restrictions lapsed in fiscal 1999 on the following number of shares held by the following directors: 2,000 shares held by Mr. Crawford and 2,000 shares held by Mr. Dyer. In addition, grants were made in fiscal 1999 to each of Messrs. Fritz, Newman, Vogelstein, Rockwell, Crawford, and Dyer of options to purchase 2,500 shares at an exercise price of $20.6875 per share. The options will become exercisable in equal annual installments over the next four years, if the recipients remain on the Board.

  In addition to the fee changes, the equity portion of the Director's compensation for fiscal year 2000 will be comprised of an annual grant of 3,000 shares of restricted stock vesting over a one-year period. This replaces the annual grant of stock options to Directors. Upon initial election to the Board, a Director will be eligible to receive a grant of 10,000 shares of options and 3,000 shares of restricted stock, both vesting over a one-year period. Previously, Directors received 6,000 shares of restricted stock vesting over a three-year period, upon initial election.

                           1. ELECTION OF DIRECTORS

  The Bylaws of the Company, as amended, provide for a Board of Directors consisting of not less than three nor more than 15 members, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has determined that the Company will have six Directors at this time. Each person elected as a Director of the Company will hold office until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified.

  All of the nominees set forth below were elected by the stockholders to their present terms at the 1999 Annual Meeting. Each nominee has consented to being named herein and has agreed to serve if elected. In case any such nominee shall have become, at the time of the meeting, unable or unwilling to serve (an event which the Board of Directors of the Company has no reason to expect), the attorneys named in the enclosed form of proxy intend to vote for another person designated by the Board of Directors.

  The affirmative vote of a plurality of the voting power represented at the meeting is required for a nominee to be elected as a Director of the Company. "Plurality" means that the nominees who receive the largest number of votes cast "FOR" are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Votes withheld and broker non-votes are not counted towards the plurality vote calculation.

Nominees for Election

  GARY M. MULLOY, age 54. Mr. Mulloy became Chairman of the Board on June 28, 1999 and Chief Executive Officer on January 1, 1999. From November 1996 to December 1998, he was President and Chief Operating Officer. Mr. Mulloy was elected to the Board of Directors on December 3, 1996. From 1990 to October 1996 he was President and Chief Executive Officer of Pilkington Barnes-Hind, Inc., a division of Pilkington Vision Care.

  BRUCE CRAWFORD, age 70. Mr. Crawford has been a Director of the Company since December 1996. Mr. Crawford is Chairman of Omnicom Group Inc., the largest marketing communications company in the world. Mr. Crawford served as CEO of Omnicom Group from 1989 to 1996. Mr. Crawford is also Honorary Chairman of the New York Metropolitan Opera Association.

  DAVID F. DYER, age 50. Mr. Dyer has been a Director of the Company since May 1997. Mr. Dyer is President, Chief Executive Officer of Lands' End, Inc. an international direct merchant of apparel and home furnishings. Mr. Dyer was the Chief Operating Officer of the Home Shopping Network, Inc. from 1994 to 1995. Previous to that, from 1989 to 1994, Mr. Dyer held senior management positions with Lands' End, Inc.

  JOHN R. ROCKWELL, age 71. Mr. Rockwell has been a Director of the Company since May 1990. Until April 1, 1990, he was Senior Vice President, Group Executive and a Director of Booz, Allen & Hamilton, Inc., a management consulting firm, a position he held for more than five years. Mr. Rockwell is also a Director of The Forum Corporation and Tom's of Maine, Inc.

  HOWARD H. NEWMAN, age 52. Mr. Newman has been a Director of the Company since August 1986. He has been associated with E.M. Warburg, a specialized financial services company, since January 1984 and has been a Managing Director since January 1987. Mr. Newman is also a Director of Newfield Exploration Company, RenaissanceRe Holdings Ltd., Cox Insurance Holdings, Plc., Eagle Family Foods Holdings, Inc., EEX Corporation, Spinnaker Exploration, Inc. and several privately held companies.

  JOHN L. VOGELSTEIN, age 65. Mr. Vogelstein has been a Director of the Company since November 1988. Mr. Vogelstein was previously a Director of the Company from August 1986 to December 1987. He has been Vice Chairman of the Board of Directors of E.M. Warburg for more than the past five years and was appointed President of E.M. Warburg on January 1, 1994. Mr. Vogelstein is also a Director of Mattel, Inc., Journal Register Company, Knoll, Inc. and Golden Books Family Entertainment, Inc.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information with respect to the Common Stock beneficially owned by the Directors, nominees, the persons named in the Summary Compensation Table on page 7 of this Proxy Statement and by all Directors and executive officers as a group, as of the Record Date. Except as otherwise indicated, each person listed has sole voting and investment power with respect to shares beneficially owned.

                                                       Number of Shares
Name of Individual                                     of Common Stock   Percent
------------------                                     ----------------  -------
Gary M. Mulloy........................................      210,351(1)     1.0%
Myron L. Lubin........................................       71,762(2)      .3
Donald E. McCombs.....................................       73,104(3)      .4
Henry Evans...........................................       26,025(4)      .1
A. Brian Sanders......................................       19,368(5)      .1
Robert Kamerschen.....................................    1,322,694(6)     6.3
Bruce Crawford........................................        7,875(7)       *
David F. Dyer.........................................        9,875(7)       *
Jack W. Fritz.........................................       46,578(8)      .2
John R. Rockwell......................................       25,500(9)      .1
Howard H. Newman......................................       33,970(10)     .2
John L. Vogelstein....................................      108,370(10)     .5
All Directors and executive officers as a group (20
 persons).............................................    2,159,198(11)   10.2

--------
*Less than .1%.
 (1) Includes 143,850 shares Mr. Mulloy has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.
 (2) Includes 48,980 shares Mr. Lubin has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.
 (3) Includes 41,300 shares Mr. McCombs has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.
 (4) Includes 15,000 shares Mr. Evans has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.
 (5) Includes 15,500 shares Mr. Sanders has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.
 (6) Includes 235,339 shares Mr. Kamerschen has the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.
 (7) Includes 1,875 shares Mr. Crawford and Mr. Dyer have the right to acquire within 60 days of the Record Date pursuant to option grants awarded by the Company.
 (8) Includes 6,250 shares Mr. Fritz has the right to acquire within 60 days of the Record Date, 21,981 shares owned by a Fritz family partnership, and 18,347 shares owned by Mr. Fritz's wife, as to which shares Mr. Fritz disclaims beneficial ownership.
 (9) Includes 6,250 shares Mr. Rockwell has the right to acquire within 60 days of the Record Date pursuant to option grants awarded by the Company.
(10) Includes 29,625 and 104,025 shares owned directly by Mr. Newman and Mr. Vogelstein, respectively, 625 shares Mr. Newman and Mr. Vogelstein have the right to acquire within 60 days of the Record Date, and 4,345 shares owned directly by Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. Messrs. Newman and Vogelstein are directors of the Company and general partners of WP. As such, Messrs. Newman and Vogelstein may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in a portion of the shares beneficially owned by WP. Messrs. Newman and Vogelstein disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.
(11) Includes 621,617 shares all executive officers as a group have the right to acquire within 60 days of the Record Date pursuant to the exercise of options granted under the Company's stock option plans.

Section 16(a) Beneficial Ownership Reporting Compliance

  Under the securities laws of the United States, the Company's Directors, its executive (and certain other) officers and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established. In fiscal 1999, all required reports of beneficial ownership of the Company's Common Stock were timely filed.

                            EXECUTIVE COMPENSATION

  The following table shows compensation paid by the Company and its subsidiaries for services in all capacities during fiscal 1999, 1998, and 1997 to each of the following named executive officers of the Company, including the Chief Executive Officer.

                          Summary Compensation Table

                                                           Long-Term
                              Annual Compensation     Compensation Awards
                              -------------------   ----------------------
                                                     Restricted Securities
   Name and Principal                                  Stock    Underlying    All Other
        Position         Year  Salary   Bonus(1)     Awards(2)  Options(3) Compensation(4)
   ------------------    ----  ------   ---------   ----------- ---------- ---------------
Gary M. Mulloy.......... 1999 $ 501,538 $ 156,966     $650,000    35,400      $ 10,000
 Chairman and Chief      1998   420,423   232,851      184,900   170,000        10,000
  Executive Officer      1997   352,123   212,404      367,200   100,000       100,000


Myron L. Lubin.......... 1999   298,183    60,434      390,000    30,000        24,696
 Executive Vice          1998   248,777   123,091          --     17,000        21,273
 President--             1997   240,077   123,909          --     24,037        14,892
 Marketing and Sales

Donald E. McCombs....... 1999   257,923    51,999          --     23,051        21,326
 Executive Vice          1998   219,315   106,570      339,375    53,300        14,247
 President--             1997   151,115    51,884          --     17,816         9,330
 Chief Financial Officer

Henry Evans............. 1999   233,662    41,853       61,125    17,000        12,259
 Senior Vice President-- 1998   212,200    81,467          --      4,500           --
 Strategic Business      1997    20,033       --       186,250    20,000        20,000
 Development

A. Brian Sanders........ 1999   230,061    41,196          --      9,000         8,160
 Senior Vice President-- 1998   208,100    79,872          --      6,500         3,764
 Sales and Client        1997    66,927    30,053       89,375    20,000        66,700
 Marketing

Robert Kamerschen....... 1999   149,877    52,752          --    200,000       366,453
 Former Chairman and     1998   541,815   452,704      706,213   149,439        34,954
 Chief                   1997   507,200   440,625          --    496,299        34,096
 Executive Officer

--------
(1) Amounts for each fiscal year represent bonus compensation earned for that year payable in the subsequent year.
(2) The number of restricted shares of Common Stock held at fiscal year end and the value of such holdings, based on the number of restricted shares times the closing market price at September 25, 1999, was 41,667 shares and $776,048 for Mr. Mulloy, 15,000 shares and $279,375 for Mr. Lubin, 10,000 shares and $186,250 for Mr. McCombs, 6,334 shares and $117,971 for Mr. Evans, and 1,667 shares and $31,408 for Mr. Sanders. During the fiscal year, Mr. Lubin and Mr. Evans were granted 15,000 restricted shares and 3,000 restricted shares, respectively. These restricted shares vest equally over a three-year period from the date of grant (one-third on each anniversary date). In addition, Mr. Mulloy was granted 25,000 restricted stock units. These units vest equally over a three-year period from the date of grant and entitle Mr. Mulloy to receive stock at the end of a specified deferral period. Holders of restricted shares are eligible to receive dividends to the same extent as holders of Common Stock, when dividends are declared and payable.

(3) Includes reload option grants received from surrendering previously owned shares of ADVO Common Stock to pay the exercise price on option exercises and shares withheld to satisfy income tax withholding requirements.
(4) Amounts represent contributions made on behalf of the named executives to the Company's 401(k) plan and non-qualified savings plan. In addition for fiscal 1999, these amounts include $314,239 for Mr. Kamerschen which represent consulting wages from January 1, 1999 to the end of the fiscal year. Mr. Kamerschen's consulting agreement is detailed under "Related Party Transactions". Also included in "All Other Compensation" for fiscal 1997 was $100,000 for Mr. Mulloy, $20,000 for Mr. Evans, and $66,700 for Mr. Sanders which represented a cash payment upon signing of their employment agreements.

Options

  Set forth below is certain information concerning stock options granted during fiscal 1999 by the Company to the named executive officers.

  The hypothetical present values on the date of grant of stock options granted in fiscal 1999 shown below are presented pursuant to the SEC proxy rules and are calculated under the modified Black-Scholes model for pricing options. (See footnote 3.) The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess of the market price of the Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized.

                       Option Grants In Last Fiscal Year

                                       Individual Grants
                          --------------------------------------------
                          Number of   % of Total
                          Securities   Options                           Grant
                          Underlying  Granted to  Exercise               Date
                           Options   Employees in   Price   Expiration  Present
 Name                      Granted   Fiscal Year  ($/Share)    Date    Value(3)
 ----                     ---------- ------------ --------- ---------- ---------
Grants(1)
Gary M. Mulloy...........   35,400         4%     $25.9375   12/01/08  $ 426,216

Myron L. Lubin...........   30,000         4       26.0000   11/06/08    362,100

Donald E. McCombs........   20,000         2       25.9375   12/01/08    240,800

Henry Evans..............   11,000         1       25.9375   12/01/08    132,440
                             6,000         1       20.3750   07/21/09     61,260

A. Brian Sanders.........    9,000         1       25.9375   12/01/08    108,360

Robert Kamerschen........   50,000         6       25.9375   12/01/08    602,000
                           150,000        18       25.9375   12/01/08  1,806,000

Reload Grants(2)
Donald E. McCombs........      335         *      $23.1250   04/24/01  $   1,802
                               374         *       23.1250   06/12/02      2,012
                               153         *       23.1250   12/01/04        823
                               335         *       23.1250   01/24/05      1,802
                               154         *       23.1250   10/09/05        829
                               374         *       23.1250   03/12/06      2,012
                             1,326         *       23.1250   01/16/07      7,134

--------
*  less than 1%
(1) Stock options granted in fiscal 1999 will become exercisable in 25% increments at one-year intervals from the date of grant. All options are subject to the reload feature of the 1998 Incentive Compensation Plan.
(2) Represent reload option grants received upon the exercise of previously outstanding exercisable options (the "existing options"). The number of reload options awarded upon the exercise of existing options is equal to the number of previously held shares an optionee tenders to pay the exercise price of the existing options and the number of shares an optionee elects to have withheld from the exercise of the existing options to pay statutory tax withholding requirements. The reload options retain the expiration date of the existing options and have an exercise price equal to the fair market value of the Common Stock on the date of exercise of the existing options. Reload options become exercisable on the earlier of one year from the date of grant or termination from the Company.
(3) The present values on the grant date are calculated under the modified Black-Scholes model, which is a mathematical formula used to value options traded on stock exchanges, modified for pricing employee stock options. This formula considers a number of factors in order to estimate the option's present value, including the stock's historical volatility (42%), the exercise period of the option, and the risk free rate of return (4.6%
    - 7.9% depending on the option's grant and expiration dates).

  Set forth below is certain information concerning the named executive officers and the number of shares acquired, amounts realized on stock option exercises during fiscal 1999, and the number and value of specified options at September 25, 1999. The value of exercised and unexercised in-the-money stock options at September 25, 1999 shown below is presented pursuant to SEC rules. The actual before-tax amount, if any, realized upon exercise of stock options will depend upon the excess, if any, of the market price of the Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will actually be realized.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                    Number of Securities      Value of Unexercised
                                                   Underlying Unexercised     In-the-Money Options
                                                     Options at Year-End         at Year-End (1)
                                                  ------------------------- -------------------------
                         Shares Acquired  Value
      Name                 on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
      ----               --------------- -------- ----------- ------------- ----------- -------------
Gary M. Mulloy..........        --            --     67,500      237,900     $320,000     $322,500
Myron L. Lubin..........     19,455      $291,691    33,730       54,750      133,678       64,624
Donald E. McCombs.......      4,350        49,619    24,350       57,801        6,956       23,606
Henry Evans.............        --            --     11,125       30,375          --           --
A. Brian Sanders........        --            --     11,625       23,875        7,500        7,500
Robert Kamerschen.......        --            --    156,289      285,400      357,249      211,062

--------
(1) Value is calculated by determining the difference between the fair market value at September 25, 1999 of the securities underlying the options ($18.625 per share) and the exercise price of the options.

Report of the Compensation Committee

  The role of the Compensation Committee of the Board of Directors is to represent the Board of Directors in its dealings with management in overseeing the process and substance of ADVO's Executive Compensation Policy and Philosophy, aligning the interest of stockholders and the needs of management. The Compensation Committee believes it is generally in the Company's best interest, and it is the Company's intent, where possible, to preserve full compensation deductibility as permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, the Company recognizes that flexibility is necessary and must be maintained for those extraordinary circumstances that may arise on occasion for which the interests of the Company are better served by foregoing full deductibility. The Compensation Committee is composed entirely of non-employee Directors.

Compensation Philosophy:

  ADVO's compensation programs are designed to:

  . Provide a fair, competitive and dynamic compensation program.
  . Attract, retain and develop a highly skilled and motivated workforce.
  . Tie compensation directly to the accomplishment of superior Company performance, creation of long-term shareholder value and attainment of specific strategic initiatives by emphasizing variable rather than fixed compensation.
  . Align stockholders' and management's interests.

  To accomplish this philosophy, ADVO's executive compensation program is composed of base salary, and short-term and long-term incentives, which taken together provide a competitive compensation package that is highly leveraged toward the attainment of superior Company performance.

Cash Compensation:

  ADVO's philosophy is to pay competitive cash compensation as compared with a broad spectrum of organizations. To assess its competitive position, ADVO participates in and reviews salary surveys with participant companies from multiple industry segments. These companies represent a cross section of organizations in all industries and are of similar size and scope to ADVO. These companies may or may not be included in the peer group analysis under "Company Financial Performance," since many of the Company's competitors for executive talent are outside the Company's business competitor peer group of companies or are privately held companies. The surveys are professionally administered by third parties and represent the different functional areas of ADVO's organization. In general, ADVO's cash compensation position is within the third quartile of the marketplace (better than the bottom 50% and less remunerative than the top 25%). Based on these surveys, ADVO annually reviews its salary and incentive structure and adjusts it as necessary to reflect the market.

Base Pay:

  Individual base pay is determined by considering:

  . The individual's background, experience and current salary in relation to the market (as represented by the salary range assigned to the individual's position).
  . Accomplishments as determined by the individual's performance appraisal. . The financial spending guidelines of the Company.

Short-Term Incentive:

  ADVO's philosophy is to provide significant financial incentives for key managers to attain and exceed the Company's financial objectives. These incentives are made under the 1998 Incentive Plan, approved by stockholders in 1999, and the Management Incentive Plan. These plans provide a strong link between the associate's accountabilities, scope of impact and business performance through the use of operationally tailored measurement criteria focusing on margin improvement and/or operating income goals. These plans provide a competitively benchmarked target award based on the level of the individual's job. The target awards range from 15% to 75% of salary. To realize the target award, certain Company financial performance objectives must be attained. These objectives include corporate, regional and business unit measures, and are measured in terms of achievement versus the annually established plan. The corporate measure is based on consolidated operating income. Regional and business unit objectives incorporate profitability objectives that are margin-based in the form of operating income or margin. The mix and weighting of these objectives is dependent on the organizational role of the individual. All individuals have at least a portion of their incentive based on the corporate measure as described above. The specific plan targets are not disclosed herein because they are considered confidential and disclosure of such could competitively injure ADVO's business. The performance attainment and resulting payout for each objective is evaluated and calculated independently. Performance below plan results in ratably lower payouts, and performance above plan results in ratably higher payouts. The combined payout percentages based upon these results are limited only by the combined business performance. A minimum threshold of plan attainment is in place, below which no payout is made. The Compensation Committee has the discretion to modify the actual awards. The bonuses of the CEO and any associate subject to Section 162(m) of the Code are based solely on corporate consolidated operating income financial results as defined above, and are subject to a capped individual payout.

  The Company's financial performance for the fiscal 1999 year did not meet its operating income target. This resulted in adjusted corporate awards which were, on average, lower than target awards. Regional performance varied, with results both above and below target levels set under the plan. After adjusting for corporate, regional and business unit financial results, individual award payouts ranged from 14.25% to 155.65% (to participants in a specific business unit who greatly exceeded plan) of target awards. Approved awards for those disclosed in the Summary Compensation Table were 47.5% of target awards.

Long-Term Incentive:

  The 1998 Incentive Plan, is the primary vehicle for long-term incentives. The plan is meant to:

  . Link compensation opportunities to Company achievements.
  . Balance annual results with ADVO's long-term performance.
  . Strengthen the partnership between ADVO's executives and stockholders.

  Participation is limited to key management and executives in the Company. Long-term compensation targets vary by the level of the individual's position and were established based on market analysis provided from third party external consultants. Periodically these targets will be reviewed. These targets are expressed as a percentage of base pay. The resulting target values are translated into shares based on the market value of the shares. Stock options granted in fiscal 1999 were granted at market price with 10-year terms.

  Service-based options are also used for hiring, promotion and retention situations and are determined in the same manner as described above.

  The Company's executives were also given the opportunity to receive "reload options". To receive such options, the plan requires executives to exercise their options by tendering mature shares of stock to "pay" for the underlying cost of the options and withholding shares to meet mandatory federal tax obligations. In return, they receive reload options in the same number as the number of shares utilized in the exercise. Any profit that results from the exercise is returned to the executive in the form of stock, which is to be retained for two years.

  Restricted stock may also be granted under the plan. While the governing plan allows for broader usage, historically, this plan has been used for hiring, promotion and retention situations. The Company granted restricted stock for the purposes of hiring and promotion to a limited number of key positions during fiscal 1999. When these situations arise, the number of shares granted is based upon the level of the job.

  To foster greater alignment with stockholders, ADVO expects that executives who receive stock options should also make a personal financial commitment to acquire and hold significant amounts of ADVO stock. Effective with the beginning of the 1997 calendar year, these persons were asked to acquire a portion or multiple of their salary in ADVO stock over a four-year period. These guidelines range from 150% of base salary for the CEO to 12.5% of base salary for entry level stock option recipients. This plan covers approximately 130 persons.

CEO Compensation and Company Performance:

  As discussed on pages 18 and 19, the Company and Mr. Kamerschen entered into an employment agreement on December 1, 1998 outlining the conditions of employment in his role as consultant. He left the role of CEO on December 31, 1998 and the Chairman's role on June 25, 1999. He remains an employee in a non-executive role, as outlined by the agreement.

  As discussed on page 16, the Company and Mr. Mulloy entered into an employment agreement on July 31, 1998 outlining the conditions of employment in his role as CEO. Under this agreement, Mr. Mulloy received 100,000 options upon execution of the agreement and a salary of $500,000 upon his succession to CEO.

  The agreement also provided for the granting of 25,000 shares of restricted stock to Mr. Mulloy. These shares were granted as restricted stock units in January 1999, vesting over a 3-year period in equal installments. These units have a deferral feature which allows ADVO to maximize the full deductibility of compensation under Section 162(m) of the Code, which otherwise may have been at risk as a result of this grant.

  Mr. Mulloy's salary will be reviewed annually and may be increased, but not decreased, by the committee. The committee will review Mr. Mulloy's salary at the beginning of the calendar year using the same base salary guidelines utilized for other executives as discussed in the "Base Pay" section on page 11.

  As provided in the agreement, Mr. Mulloy's short-term incentive is determined under the 1998 Incentive Plan. Under this plan, the CEO's bonus is determined based solely on financial results and is awarded at the discretion of the Board of Directors. Consistent with the plan as described above, as measured by Company performance in fiscal 1999, Mr. Mulloy was granted an incentive award of $156,966, representing 47.5% of his target award. This award reflects the accountabilities of both positions held during the year.

  Mr. Mulloy was awarded 35,400 options in the annual grant using the approach described above.

 Benefits:

  ADVO offers benefits to its key executives, serving a different purpose than do the above described elements of compensation. In general, these benefits provide a level of security against financial misfortune which may result from illness, disability or death. The benefits are principally those that are offered to all ADVO employees, with some variations, and generally promote tax efficiency and replacement of benefit opportunities afforded other employees, but which are lost to executives due to regulatory limits.

COMPENSATION COMMITTEE:
Howard H. Newman (Chair)
Jack W. Fritz
David F. Dyer
John R. Rockwell

Company Financial Performance

  The following graph compares the performance of the Company's Common Stock with the S&P 500 Index and a Selected Peer Group Index constructed by the Company. The comparison of total return for each of the years assumes $100 was invested on October 1, 1994 in each of the Company, the S&P 500 Index and the Selected Peer Group Index with investment return weighted on the basis of market capitalization. The Peer Group is comprised of Acxiom Corp., Catalina Marketing, R.R. Donnelley & Sons Co., Dunn & Bradstreet, Information Resources, Inc., Knight-Ridder, Inc., Readers Digest, Scholastic Corp., Times Mirror Co., Tribune Co., Valassis Communications and the Washington Post. The Peer Group represents a mix of newspaper, publishing, database and marketing services companies that ADVO competes with in several of its major markets.


                Comparison of Five Year Cumulative Total Return*
          Among ADVO, Inc., S&P 500 Index and a Selected Peer Group**

                           [LINE GRAPH APPEARS HERE]

                      1994     1995     1996     1997     1998     1999
                    -------  -------  -------  -------  -------  -------
ADVO, Inc.          $100.00  $140.42  $142.35  $218.78  $292.96  $239.01
S&P 500              100.00   129.74   156.12   219.27   239.11   305.19
Peer Group           100.00   115.47   127.85   154.90   152.05   195.80

 Assumes $100 invested October 1, 1994 in ADVO, Inc. Common Stock, S&P 500 Index and the Peer Group Index.

 * Total return assumes reinvestment of dividends.
 ** ADVO's fiscal year ends on the last Saturday in September.

Executive Agreements

Employment Agreement--Mulloy

  On July 31, 1998, the Company entered into an employment agreement with Mr. Mulloy, pursuant to which he is employed as Chief Executive Officer of the Company. The employment agreement has a term of six years from its effective date on January 1, 1999. The salary per the employment agreement is $500,000 per year, subject to increases as determined by the Board of Directors (or the Compensation Committee) plus bonuses pursuant to the Company's bonus plan.

  Per the employment agreement, Mr. Mulloy received options under the 1988 Non-Qualified Stock Option Plan and 1993 SubPlan, as amended, to purchase 100,000 shares of the Company's Common Stock at a price of $27.063 per share, such options becoming exercisable in installments of one-fourth each year commencing on January 1, 2000, 2001, 2002, and 2003. Mr. Mulloy was also granted 25,000 shares of restricted stock units. Under the terms of the agreement, the restrictions will lapse one-third each year on January 1, 2000, 2001, and 2002.

  The employment agreement also provides that if the Company terminates Mr. Mulloy's employment for any reason other than for Cause (as defined), the Company shall continue to pay a salary to Mr. Mulloy at the same rate, plus a bonus of 75% of such salary, and allow him to continue to participate in other benefit programs for two years after the date of termination. In addition, Mr. Mulloy receives a housing allowance of $2,000 per month throughout the employment period.

Executive Severance Agreements

  The Board of Directors authorized the Company to enter into individual Executive Severance Agreements (the "Agreements") with Messrs. Mulloy, Lubin, McCombs, Evans, and Sanders (the "Executives"). These Agreements were dated as follows:

      Mr. Mulloy............................................... November 4, 1996
      Mr. Lubin................................................ October 17, 1995
      Mr. McCombs.............................................. November 7, 1997
      Mr. Evans................................................    July 30, 1997
      Mr. Sanders..............................................     May 19, 1997

  The structure of the Agreements is substantially similar, but the terms of the individual Agreements differ in some important respects as noted below.

  The Agreements' provisions become effective upon the occurrence of a Change of Control (as described below) and continue for the duration of the Severance Period. With regard to Mr. Mulloy, the Severance Period is two years following a Change of Control. With regard to Messrs. Lubin, McCombs, Evans, and Sanders, the Severance Period is one and one-half years following a Change of Control. In all cases, the Severance Period ends with the death of the Executive. If, during the Severance Period, an Executive's employment is terminated by the Company for any reason other than death, disability or Cause (as described below), or if the Executive terminates his employment for Good reason (as described below) the Company must pay to the Executive a lump sum severance payment. With regard to Mr. Mulloy, the severance payment due upon such a termination of employment is equal to two times the sum of (i) the Executive's annual base pay at the highest rate in effect at any time within the 90-day period preceding the date a notice of termination of employment is given or, if higher, at the highest rate of base pay in effect within the 90-day period immediately preceding the Change of Control and (ii) the greatest amount of incentive (bonus) pay received by the Executive for any calendar year or portion thereof from and including the third year prior to the first occurrence of a Change of Control. With regard to Messrs. Lubin, McCombs, Evans, and Sanders, the severance payment is equal to one and one-half times the foregoing sum. Additionally, upon termination, Mr. Mulloy will be entitled to receive medical and life insurance benefits for the period of two years from the date of the termination or cash in lieu thereof. Messrs. Lubin, McCombs, Evans, and Sanders will be entitled to receive medical and life insurance benefits for the period of one and one-half years from the date of termination or cash in lieu thereof.

  Under the Agreements, "Cause" means an Executive's intentional act of fraud, embezzlement, theft, damage to Company property or disclosure of confidential information that causes material harm to the Company. "Good reason" means (i) an adverse change in the Executive's responsibilities; (ii) a reduction in the Executive's base pay, bonus pay, or benefits; (iii) a failure of any successor to the Company to assume the obligations under the Agreement; (iv) any material breach of the Agreement by the Company; or (v) any action of the Company requiring the Executive to perform his or her services at a location which is more than thirty-five miles from the location where the Executive was employed immediately preceding the date of the Change in Control.

  A "Change in Control" means the occurrence of any of the following events:

    (i) Any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the beneficial owner (except that a person shall be deemed to be the beneficial owner of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended ("Exchange Act")), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities (except that an acquisition of securities directly from the Company shall not be deemed an acquisition for purposes of this clause (i));

    (ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or
  (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved by excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms as used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

    (iii) The consummation of a merger or consolidation of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation in which no premium is intended to be paid to any shareholder participating in the merger or consolidation;

    (iv) The stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

    (v) any other event occurs which the Board determines, in its discretion, would materially alter the structure or its ownership.

  Each Executive is solely responsible for all federal, state, local or foreign taxes due with respect to any payment received under the Agreements, including, without limitation, any excise tax imposed by Section 4999 of the Code. However, all payments under the Agreements would be reduced to the extent necessary so that no portion of the payments would be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by the Executive exceeds the net benefit received by the Executive if no such reduction was made.

  If the Company fails to comply with any of its obligations under the Agreements or in the event that the Company or any other person takes or threatens to take action to declare the Agreements void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from the Executive, the benefits provided or intended to be provided to the Executive by the Company, the Executive is authorized by the Agreements to retain counsel of the Executive's choice, at the expense of the Company, to advise and represent the Executive in connection with any such interpretation, enforcement, or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any member of the Board of Directors, officer, stockholder, or other person or entity affiliated with the Company, in any jurisdiction.

  Benefits under the Agreements are in addition to severance amounts payable under an Executive's employment agreement.

                          RELATED PARTY TRANSACTIONS

 Consulting Agreement--Robert Kamerschen

  On December 1, 1998, the Company entered into a consulting agreement (the "Consulting Agreement") with Mr. Kamerschen pursuant to which he is employed as an internal consultant to the Company. The Consulting Agreement has a term of ten years from its effective date on January 1, 1999 (the "Agreement Period").

  Under the Consulting Agreement, Mr. Kamerschen receives an annual salary of $350,000 per year which shall not be increased or decreased during the Agreement Period. Mr. Kamerschen is entitled to participate in and receive employee benefits generally available to senior executives of the Company. Pursuant to the Consulting Agreement, Mr. Kamerschen received options under the 1988 Non-Qualified Stock Option Plan and 1993 SubPlan, as amended, to purchase 150,000 shares of the Company's Common Stock at a price of $25.9375 per share. Such options become exercisable in installments of one-quarter each year commencing on the first anniversary of the grant. Other than this grant, Mr. Kamerschen will not participate in any incentive or stock award programs.

  Mr. Kamerschen is entitled to maintain an office at the Company's headquarters until January 1, 2000 and a housing allowance for that period of $3,346 per month. Commencing on January 1, 2000 and ending December 21, 2001, Mr. Kamerschen shall receive a stipend of $75,000 per year to secure an office from which to work and related services, such as secretarial services. If Mr. Kamerschen vacates his office at Corporate headquarters prior to January 1, 2000, his housing allowance will terminate and the stipend shall be initiated on a pro rata basis.

  The Consulting Agreement can only be terminated for Cause (as defined). If Mr. Kamerschen should die prior to the end of the Agreement Period, his surviving spouse shall be paid $175,000 annually until the earlier of the end of the Agreement Period or her death.

 Other

  At November 26, 1999, the Company had $5,475,000 invested in money market mutual funds managed by Warburg, Pincus Counsellors, Inc. ("Counsellors"). Income earned on such investments during fiscal 1999 amounted to approximately $300,000. Counsellors is controlled by WP, an affiliate which is a stockholder of the Company. The Company bases all investment decisions upon the available rates of return, and the investments described above were made because of the competitive rates available from Counsellors. Two Directors of the Company are general partners of WP and one other Director is a Director of the various Counsellors managed mutual funds.

                     2.APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors recommends that proxies be voted in favor of the ratification of the appointment of Ernst & Young LLP, certified public accountants, as independent auditors for the fiscal year ending September 30, 2000.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                                OTHER BUSINESS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before such meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies on such matters in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of Stockholders, any stockholder proposal must be received by the Secretary of the Company prior to August 17, 2000. In addition, the form of proxy issued with the Company's 2001 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at the 2001 Annual Meeting and which is not included in the Company's proxy statement. However, under the rules of the SEC, such discretionary authority may not be exercised if the stockholder proponent has given the Secretary of the Company notice of such proposal prior to October 31, 2000, and certain other conditions provided for in the Commission's rules have been satisfied.

                                          /s/ David M. Stigler
                                          David M. Stigler
                                          Secretary

December 16, 1999

PROXY                            ADVO, INC.                               PROXY

        One Univac Lane, P.O. Box 755, Windsor, Connecticut 06095-0755

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints David M. Stigler and Julie A. Abraham, and each of them, with full power of substitution, the proxies of the undersigned to vote all the shares of the Common Stock of ADVO, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 20, 2000 at the Sheraton Hotel at Bradley International Airport, Windsor Locks, CT, commencing at 10:30 a.m. (EST) or any adjournment thereof.

  In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" ALL NOMINEES FOR DIRECTOR AND WILL BE VOTED "FOR" Proposal 2.

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement.

                 (PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


The Board of Directors recommends that you vote "FOR" Items 1 and 2.     PLEASE MARK YOUR CHOICE LIKE        I Plan to    [ ]
                                                                         THIS X IN BLUE OR BLACK INK.       attend the
                                                                                                              meeting


1. Election of Directors:       Nominees for election by holders of Common Stock: Bruce Crawford, David F. Dyer, Gary M. Mulloy,
                                Howard H. Newman, John R. Rockwell, John L. Vogelstein.

     FOR all nominees         WITHHOLD
   listed to the right        AUTHORITY            INSTRUCTION: To withhold your vote for any nominee(s), write that nominee's
   (except as marked    to vote for all nominees                name on the line below.
   to the contrary)      listed to the right
          [ ]                   [ ]                ---------------------------------------------------------------------------------


2.  Ratification of the Appointment of Ernst & Young LLP as the Company's       PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
    Independent Auditors for fiscal 2000.                                             PROMPTLY USING THE ENCLOSED ENVELOPE.
              FOR    AGAINST    ABSTAIN
              [ ]      [ ]        [ ]



Signature                      Signature                         Date
         ----------------------         -------------------------    -----------




Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
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